EXHIBIT 10.54

UNSECURED SUBORDINATED PROMISSORY NOTE

Principal Sum: $90,000	Date: October __, 2012

FOR VALUE RECEIVED, FUSION NBS ACQUISITION CORP., a Delaware corporation (the "Maker"), promises to pay to JONATHAN KAUFMAN, an individual resident of the State of New Jersey (the "Payee"), at 23 Brush Hill Road, Kinnelon, NJ 07405, or such other address as the Payee may from time to time designate in writing to the Maker, the principal sum of Ninety Thousand Dollars ($90,000), with interest on the unpaid balance at the rate of three percent (3%) per annum payable as hereinafter provided.

This is one of the “Members’ Notes” referred to in that certain Membership Interest Purchase and Sale Agreement dated as of January 30, 2012, as amended on June 6, 2012, August 20, 2012, September 21, 2012 and October 24, 2012 (the “Purchase Agreement”), by and among the Maker, NBS Fusion Acquisition Corp., the Payee and Christiana Trust, a division of WSFS Bank, as Trustee of the LK Trust, and shall, at all times, be subject to all of the provisions of the Purchase Agreement.

This is the Note referred to as the “Subordinated Note” in that certain Intercreditor and Subordination Agreement of even date herewith by and among the Payee, Fusion Telecommunications International, Inc., a Delaware corporation, Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership, Praesidian Capital Opportunity Fund III-A, LP, a Delaware limited partnership, Plexus Fund II, LP, a Delaware limited partnership and Praesidian Capital Opportunity Fund III, LP, as agent (the “Subordination Agreement”). This Note shall, at all times, be subject to the provisions of the Subordination Agreement.

The principal amount of this Note, and all accrued but unpaid interest thereon, shall be due and payable on December 31, 2014 (the “Maturity Date”). Principal shall be payable in twenty four (24) equal monthly payments commencing on January 31, 2013 and continuing thereafter until this Note shall be paid in full. Each payment of principal shall be accompanied by interest at the rate of three percent (3%) on the outstanding principal amount of this Note, calculated annually. In the event the Maturity Date, as may be extended, falls on a Saturday, Sunday or banking holiday in the State of New York, the Maturity Date shall be extended to the next day on which banks in the State of New York are open.

Subject to the terms and conditions of the Subordination Agreement, this Note may be prepaid, in whole or in part, at any time and from time to time, without penalty.

Each of the following shall constitute an event of default for purposes of this Note:

1.	The Maker fails to pay any installment on this Note within ten days of the due date thereof.

2.	The Maker fails to pay the outstanding principal amount of this Note plus accrued but unpaid interest thereon within ten days of the Maturity Date.

3.
Any proceeding is instituted by or against the Maker alleging that the Maker is insolvent or unable to pay its debts as they mature, and any such proceeding, if involuntary, is not dismissed or stayed on appeal or otherwise within 45 days.

4.	The Maker makes an assignment for the benefit of creditors.

Time is hereby declared to be of the essence, and if an event of default occurs and is not cured within five days following its occurrence (unless a greater time period is provided for above), then the entire principal and accrued interest shall at once become due and payable at the option of the Payee upon written notice to the Maker. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Except as provided in this Note, presentment, protest, notice, notice of dishonor, demand for payment, notice of protest and notice of non-payment are hereby waived.

The Maker agrees to pay all of the Payee’s expenses of collecting and enforcing this Note, and any guarantee or collateral securing this Note, including, without limitation, expenses and reasonable fees of legal counsel, court costs and the cost of appellate proceedings.

The failure or delay by the Payee of this Note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.  The Payee of this Note may not waive any of its rights, except in an instrument in writing signed by the Payee.

Reference is made to Section 10.10 of the Purchase Agreement for provisions regarding governing law, jurisdiction and venue, which are hereby incorporated by reference.

This Note may not be amended except in a writing signed by the Maker and the Payee.

FUSION NBS ACQUISITION CORP.

By:
Gordon Hutchins, Jr.
President